EXHIBIT 99.1

Letter from the President

Dear Fellow Shareholders:

I am pleased to let you know that the efforts of our staff continue to add value to your investment in EvergreenBancorp. Our earnings for the second quarter improved 25.8% over the same quarter last year. The earnings for the quarter were $280.1 thousand ($.23 per share) compared to $222.7 thousand ($.19 per share) last year. Year-to-date earnings are $565.6 thousand compared to $520.8 thousand, an 8.6% increase over 2003.

This solid performance reflects much of the work that has gone on over the past couple of years, including closely managing the growth in our non-interest expenses and the restructuring of our balance sheet in this historically low interest rate environment.

Non-interest expenses for the company year to date have increased a modest 3.8%. These include an expense related to other real estate owned that was recorded in the first quarter. Excluding this non-recurring expense, non-interest expenses have grown just 0.6% year over year.

While we have closely managed overall growth in our operating expenses we have at the same time grown our balance sheet by more than 12%. The company’s total assets grew to $195.3 million compared to $174.0 million at the end of the second quarter in 2003, an increase of 12.2%. Loan totals reached $138.4 million compared to $119.1 million at the same time last year, an increase of 16.1%. Deposits grew to $158.4 million versus $133.9 million in 2003, an increase of 18.3%.

The company’s excellent growth continues to be underscored by the overall quality of the loan portfolio. During the second quarter, we successfully closed the sale of the other real estate owned we foreclosed late in the fourth quarter 2003 without incurring any additional charges to earnings. Non-performing loans as a percent of total loans fell to .47% at the end of the second quarter compared to .85% at June 30, 2003. The reserve for loan losses ended at 1.25% at the end of June compared to 1.35% at the end of June last year. This level of reserves reflects a combination of the improvement in the overall quality of the loan portfolio as well as the significant growth in the dollars outstanding in the portfolio.

We recently announced an $.08 per share cash dividend payable on August 20, 2004 to shareholders of record on August 10, 2004. We are in negotiations for two new banking offices and will keep you informed as we finalize plans for the new locations.

We look forward to reporting our performance in the quarters and years ahead.

Sincerely,

Gerald O. Hatler
President and Chief Executive Officer